Exhibit 99.1

Deckers Outdoor Corporation Reports Record First Quarter Financial Results

Company Reports First Quarter Sales Increased 16.2% to a Record of $155.9 Million

First Quarter Diluted EPS Increased 47.3% to a Record of $1.37

Company Raises 2010 Sales and Earnings Outlook

GOLETA, Calif.--(BUSINESS WIRE)--April 22, 2010--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the first quarter ended March 31, 2010.

First Quarter Highlights

  Net sales increased 16.2% to $155.9 million versus $134.2 million last year.
  Gross margin improved 610 basis points to 50.0% versus 43.9% a year ago.
  Diluted EPS increased 47.3% to $1.37 compared to $0.93 a year ago.
  UGG® brand sales increased 14.2% to $104.4 million versus $91.4 million last year.
  Teva® brand sales increased 21.4% to $43.2 million compared to $35.6 million last year.
  Retail sales increased 66.1% to $23.1 million compared to $13.9 million last year; same store sales rose 28.2%.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated: “Our first quarter earnings performance was much stronger than expected, driven by higher sales of the UGG brand combined with double digit growth of the Teva brand. Both our direct-to-consumer business, highlighted by same store sales growth of 28.2%, and our overall domestic wholesale business were above plan, as consumer response to the UGG brand’s diverse assortment of spring boots, sandals, and new sneaker collection was very positive. At the same time, the Teva brand delivered its strongest quarter in several years, fueled by sales of our expanded spring line of open and closed toe styles. These results are a validation of Teva’s resurgence as an outdoor market leader and underscore our efforts to lessen the brand’s dependence on weather. The sell-through performance of our entire brand portfolio this spring has been very encouraging and has led to improved orders for the fall season, evidenced by our heightened outlook for the full year. We move forward with strong momentum across our business, and with $357 million in cash and no debt, we are well capitalized to execute our future growth strategies.”

Division Summary

UGG® Brand

UGG brand net sales for the first quarter increased 14.2% to $104.4 million compared to $91.4 million for the same period last year. The sales increase was primarily attributable to strong sell-through of the spring line at company-owned retail stores, coupled with increased shipments of spring product to domestic wholesale accounts.

Teva® Brand

Teva brand net sales increased 21.4% to $43.2 million for the first quarter compared to $35.6 million for the same period last year. The increase in sales was the result of strong domestic and international demand for the expanded spring line of open and closed toe footwear, as well as from the Company assuming control of direct distribution in the Benelux region.

Other Brands

Combined net sales of the Company’s other brands were $8.4 million for the first quarter of 2010 compared to $7.3 million for the same period last year.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 13.8% to $18.4 million for the first quarter compared to $16.2 million for the same period last year.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 66.1% to $23.1 million for the first quarter compared to $13.9 million for the same period last year, driven by five new stores and a same store sales increase of 28.2% for those stores that were open for the full three month periods ended March 31, 2009 and 2010.

Full-Year 2010 Outlook

  Based on better than expected first quarter results combined with higher projected sales for the UGG and Teva brands, the Company is raising its full-year outlook.
  The Company now expects its full-year revenue to increase approximately 13% over 2009 levels, compared to previous guidance of approximately 11%.
  The Company now expects its full-year diluted earnings per share to increase approximately 11% over the non-GAAP diluted EPS of $8.94 in 2009, compared to previous guidance of approximately 5%. This guidance assumes a gross profit margin of approximately 48% and SG&A as a percentage of sales of approximately 26%. The non-GAAP diluted EPS of $8.94 in 2009 excluded pre-tax non-cash impairment charges of $1.0 million, or $0.05 per diluted share, as discussed in the related earnings release.
  Fiscal 2010 guidance includes estimates of incremental expenses of approximately $8.0 million, or approximately $0.38 per diluted share, associated with the transition to wholesale sales for the Teva brand in the Benelux region and France and incremental expenses and a shift in sales from 2010 to 2011 associated with the upcoming transitions in January 2011 to wholesale sales in the United Kingdom, the Benelux region and France. Fiscal 2010 guidance also assumes an effective tax rate of approximately 37% compared to 36.2% in 2009 due to the impact on international income from the aforementioned incremental expenses and shift in profit.

Second Quarter Outlook

  The Company currently expects second quarter 2010 revenue to increase approximately 25% over 2009 levels.
  The Company currently expects second quarter 2010 diluted earnings per share to be flat compared to second quarter 2009 non-GAAP diluted EPS of $0.26, which excluded pre-tax non-cash impairment charges of $1.0 million, or $0.04 per diluted share, as discussed in the related earnings release.
  Second quarter guidance includes improved gross margins compared to 2009 due to a higher retail mix and improved brand margins. In addition, second quarter guidance includes higher levels of fixed overhead for new retail stores, international infrastructure and other general and administrative costs. Second quarter guidance also includes estimates of approximately $1.0 million, or approximately $0.05 per diluted share, for incremental investments associated with the distribution transitions. A significant amount of the Company’s operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter, resulting in the greatest impact on earnings in the lowest volume sales quarter, which has historically been the second quarter.

The Company’s conference call to review first quarter fiscal 2010 results will be broadcast live over the internet today, Thursday, April 22, 2010 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple® Shoes, UGG® Australia, TSUBO®, and Ahnu® are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this release may differ from actual results filed with the SEC for the quarter ended March 31, 2010 if material events or circumstances occur between now and our SEC filing. Those risks and uncertainties include, among others: the continued decline of the global economy; the ability to realize returns on our new and existing retail stores; our ability to anticipate fashion trends; a decline in wholesaler, distributor, or direct consumer demand or inventory needs; impairment charges related to a decline in the value of our brands’ intangible assets below their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and actions by the Chinese government; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform and obtain credit in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; volatile credit and equity markets; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel or the interruption of key information technology systems; a delay, increase in cost, or interruption in the delivery of merchandise to our customers; the sensitivity of our sales to seasonal and weather conditions; and we could be subject to additional income tax liabilities. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which the Company filed with the Securities and Exchange Commission on March 1, 2010, and under “Risk Factors” in any subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$357,328	315,862
Restricted cash	200	300
Short-term investments	-	26,120
Trade accounts receivable, net	54,582	76,427
Inventories	68,824	85,356
Prepaid expenses and other current assets	7,369	7,210
Deferred tax assets	9,712	9,712
Total current assets	498,015	520,987

Restricted cash	213	400
Property and equipment, at cost, net	36,144	35,442
Intangible assets, net	25,993	23,940
Deferred tax assets	16,704	16,704
Other assets	1,852	1,570

Total assets	$578,921	599,043

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$29,458	47,331
Accrued payroll	10,353	20,869
Other accrued expenses	10,087	12,985
Income taxes payable	10,038	19,685
Total current liabilities	59,936	100,870

Long-term liabilities	5,769	6,269

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	129	129
Additional paid-in capital	129,020	125,431
Retained earnings	383,199	365,304
Accumulated other comprehensive income	77	494
Total Deckers Outdoor Corporation stockholders' equity	512,425	491,358
Noncontrolling interest	791	546
Total equity	513,216	491,904

Total liabilities and equity	$578,921	599,043

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	March 31,
	2010	2009

Net sales	$155,927	134,226
Cost of sales	78,020	75,313
Gross profit	77,907	58,913

Selling, general and administrative expenses	49,086	39,587
Income from operations	28,821	19,326

Other (income) expense, net:
Interest income	(19)	(596)
Interest expense	18	17
Other, net	(64)	(19)
Income before income taxes	28,886	19,924

Income tax expense	10,746	7,571

Net income	18,140	12,353
Less: Net income attributable to the
noncontrolling interest	(245)	(13)

Net income attributable to Deckers Outdoor
Corporation	$17,895	12,340

Net income attributable to Deckers Outdoor
Corporation common stockholders per share:
Basic	$1.39	0.94
Diluted	$1.37	0.93

Weighted-average common shares:
Basic	12,877	13,090
Diluted	13,020	13,201

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month	Twelve-month
	period ended	period ended
	June 30, 2009	December 31, 2009

Income before income taxes	$4,464	183,223
Add back impairment charges	1,000	1,000

Income before income taxes, excluding impairment charges	5,464	184,223

Income tax expense (1)	2,076	66,666

Net income excluding impairment charges	3,388	117,557

Less: Net loss (income) attributable to the noncontrolling interest	112	(133)

Net income excluding impairment charges attributable to
Deckers Outdoor Corporation	$3,500	117,424

Net income excluding impairment charges attributable to
Deckers Outdoor Corporation common stockholders per share:
Basic	$0.27	9.03
Diluted	$0.26	8.94

Weighted-average shares:
Basic	13,116	13,008
Diluted	13,210	13,131
(1) The non-GAAP income tax expense assumes the same effective tax rate as the GAAP income tax expense for the periods presented.

Use of Non-GAAP Financial Measures

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, the Company also used non-GAAP measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude non-cash impairment charges. This adjustment is not in accordance with or an alternative for GAAP. This adjustment is provided to enhance an overall understanding of the Company's financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items represent non-cash impairment charges associated with the write-down of the Company's TSUBO trademarks because management does not believe these expenses are indicative of the Company's core business. Even though such items have occurred in the past and may recur in future periods, it is driven by events that are not directly related to the Company's ongoing core business operations. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

CONTACT:
Deckers Outdoor Corporation:
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR
Chad Jacobs/Brendon Frey, 203-682-8200